EXHIBIT 99.1

November 29, 2010
Eagle Rock Energy Announces the Hiring of Rob Hallett as Vice President, Business Development
HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced that Robert Hallett has joined Eagle Rock in the position of Vice President, Business Development.
Prior to joining Eagle Rock, Mr. Hallett spent over ten years advising energy clients as a senior investment banker, including serving as a managing director in the Energy Investment Banking Group of RBC Capital Markets from 2000 to 2009, where he focused on origination and execution of mergers and acquisitions. From 1994 to 2000, Mr. Hallett held senior legal positions at TransAlta Corporation and BJ Services Company.
“Rob brings a unique combination of skills and a strong track record of successful M&A origination and closings to the Eagle Rock team, having served in senior M&A advisory positions over the course of his career,” said Joseph A. Mills, Chairman and Chief Executive Officer of Eagle Rock. “I am very pleased and confident Rob will be a great addition to the management team as the Partnership continues to focus on organic and acquisition growth.”
Mr. Hallett holds a Bachelor of Science from the University of Alberta and a law degree from the University of Calgary. For business development inquiries, Rob Hallett can be contacted at 281-408-1405 or at r.hallett@eaglerockenergy.com.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Senior Financial Analyst